    Exhibit 10.10

MSU Agreement
        Section 16 Officer

MARKET STOCK UNIT AWARD AGREEMENT
This Market Stock Unit Award (“Award”) is awarded on «Grant_date» (“Date of Grant”), by Motorola Solutions, Inc. (the “Company” or “Motorola Solutions”) to «First_Name» «Last_Name» (the “Grantee”).
    WHEREAS, Grantee is receiving the Award (as a type of Restricted Stock Units) under Section 8 of the Motorola Solutions Amended and Restated Omnibus Incentive Plan of 2015, as may be amended (the “Omnibus Plan”); and
    WHEREAS, the Award is being made by the Compensation and Leadership Committee (the “Compensation Committee”) of the Board of Directors.
    NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the Company hereby awards market stock units to Grantee on the following terms and conditions:
1.Award of Market Stock Units. The Company hereby grants to Grantee a target number of «Txt_Nbr_of_Shares» («Whole_Nbr_of_Shares») Motorola Solutions market stock units (the “MSUs”) subject to the terms and conditions set forth below and subject to adjustment as provided in the Omnibus Plan. No MSU shall be paid unless earned and vested in accordance with this agreement. The MSUs are granted pursuant to the Omnibus Plan and are subject to all of the terms and conditions of the Omnibus Plan.
2.Restrictions. The MSUs are being awarded to Grantee subject to the transfer and forfeiture conditions set forth below (the “Restrictions”):
a.    No Assignment. Prior to the vesting of the MSUs as described in Section 3 below, Grantee may not directly or indirectly, by operation of law or otherwise, voluntarily or involuntarily, sell, assign, pledge, encumber, charge or otherwise transfer any of the MSUs still subject to Restrictions. The MSUs shall be forfeited if Grantee violates or attempts to violate these transfer Restrictions.
b.    Restricted Conduct. If Grantee engages in any of the conduct described in subparagraphs (i) through (v) below for any reason, in addition to all remedies in law and/or equity available to the Company or any Subsidiary (as defined in Section 20 below), including the recovery of liquidated damages, Grantee shall forfeit all MSUs (whether or not vested) and shall immediately pay to the Company, with respect to previously vested MSUs, an amount equal to (x) the per share Fair Market Value (as defined in Section 20 below) of Motorola Solutions Common Stock (“Common Stock”) on the date on which the Restrictions lapsed with respect to the applicable previously vested MSUs times (y) the number of shares underlying such previously vested MSUs, without regard to any taxes that may have been deducted from such amount. For purposes of subparagraphs (i) through (v) below, “Company” or “Motorola Solutions” shall mean Motorola Solutions, Inc. and/or any of its Subsidiaries.
i.    Confidential Information. During the course of Grantee’s employment with the Company or any Subsidiary and (A) at any time thereafter, Grantee uses or discloses, except on behalf of the Company and pursuant to the Company’s directions, any trade secrets of the Company, and (B) for fifteen years following the termination of Grantee’s employment with the Company or any Subsidiary, Grantee uses or discloses, except on behalf of the Company and pursuant to the Company’s directions, any Company Confidential Information (as defined in Section 20 below); and/or

ii.    Solicitation of Employees. During Grantee’s employment and for a period of one year following the termination of Grantee’s employment for any reason, Grantee hires, recruits, solicits or induces, or causes, allows, permits or aids others to hire, recruit, solicit or induce, or to communicate in support of those activities, any employee of the Company who possesses Confidential Information (as defined in Section 20 below) of the Company to terminate his/her employment with the Company and/or to seek employment with Grantee’s new or prospective employer, or any other company; and/or
iii.Solicitation of Customers. During Grantee’s employment and for a period of one year following the termination of Grantee’s employment for any reason, Grantee, directly or indirectly, on behalf of Grantee or any other person, company or entity, solicits or participates in soliciting, products or services competitive with or similar to products or services offered by, manufactured by, designed by or distributed by the Company to any person, company or entity which was a customer or potential customer for such products or services and with which Grantee had direct or indirect contact regarding those products or services or about which Grantee learned Confidential Information (as defined in Section 20 below) at any time during the two years prior to Grantee’s termination of employment with the Company; and/or
iv.Non-Competition regarding Products or Services. During Grantee’s employment and for a period of one year following the termination of Grantee’s employment for any reason, Grantee, directly or indirectly, in any capacity, provides products or services competitive with or similar to products or services offered by the Company to any person, company or entity which was a customer for such products or services and with which customer Grantee had direct or indirect contact regarding those products or services or about which customer Grantee learned Confidential Information at any time during the two years prior to Grantee’s termination of employment with the Company; and/or
v.    Non-Competition regarding Activities. During Grantee’s employment and for a period of one year following the termination of Grantee’s employment for any reason, Grantee engages in activities which are entirely or in part the same as or similar to activities in which Grantee engaged at any time during the two years preceding termination of Grantee’s employment with the Company, for any person, company or entity in connection with products, services or technological developments (existing or planned) that are entirely or in part the same as, similar to, or competitive with, any products, services or technological developments (existing or planned) on which Grantee worked at any time during the two years preceding termination of Grantee’s employment. This paragraph applies in countries in which Grantee has physically been present performing work for the Company at any time during the two years preceding termination of Grantee’s employment.
Grantee expressly agrees that the Company may take such actions as are necessary or appropriate to effectuate the foregoing (as applicable to Grantee) or applicable law without further consent or action being required by Grantee. For purposes of the foregoing and as a condition to the grant, Grantee expressly and explicitly authorizes the Company to issue instructions, on Grantee’s behalf, to the Designated Broker (as defined below) (or any other stock plan service provider engaged by the Company to administer awards granted under the Omnibus Plan) to re-convey, transfer or otherwise return such shares of Common Stock and/or other amounts to the Company. “Designated Broker” means E*TRADE Financial Services LLC or such other stock plan service provider as may be selected by the Company in the future for purposes of assisting the Company with the implementation, administration and management of the Omnibus Plan.
Grantee is hereby advised in writing to consult with an attorney before entering into the restrictions outlined in this Section 2. Grantee acknowledges that prior to acceptance of this Award, Grantee has been advised by the Company of Grantee’s right to seek independent advice from an attorney of Grantee’s own selection regarding this agreement, including the restraints imposed upon Grantee pursuant to this Section 2. Grantee acknowledges that Grantee has entered into this agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this agreement after being given the opportunity to consult with counsel. Grantee further represents that in entering into this agreement, Grantee is not relying on any statements or representations made by any of the Company’s directors, officers, employees or agents which are not expressly set forth herein, and that Grantee is relying only upon Grantee’s own judgment and any advice provided by Grantee’s attorney. Grantee acknowledges that Grantee has been provided at minimum 14 calendar days to review the provisions contained herein.
c. Recoupment Policy. If the Grantee is an officer subject to Section 16, or becomes subject to Section 10D of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), the MSUs are subject to the terms and conditions of the Company’s Policy Regarding Recoupment of Incentive Payments upon Financial Restatement (such policy, as it may be amended from time to time, including as it may be amended to comply with Section 10D of the Exchange Act, the “Recoupment Policy”). The Recoupment Policy provides that, in the event of certain accounting restatements (a “Policy Restatement”), the Company’s independent directors may require, among other things (i) cancellation of any of the MSUs that remain outstanding; and/or (ii) reimbursement of any gains in respect of the MSUs, if and to the extent the conditions set forth in the Recoupment Policy apply. Any determinations made by the independent directors in accordance with the Recoupment Policy shall be binding upon Grantee. The Recoupment Policy is in addition to any other remedies which may be otherwise available to the Company at law, in equity or under contract, or otherwise required by law, including under Section 10D of the Exchange Act.
Notwithstanding the foregoing, nothing in this Section 2 is intended to or shall limit, prevent, impede or interfere with Grantee’s non-waivable right, without prior notice to the Company, to provide information to the government, participate in investigations, testify in proceedings regarding the Company or any Subsidiary’s past or future conduct, engage in any activities protected under whistleblower statutes, or to receive and fully retain a monetary award from a government-administered whistleblower award program for providing information directly to a government agency (and for purpose of clarity, Grantee is not prohibited from providing information voluntarily to the U.S. Securities and Exchange Commission pursuant to Section 21F of the Exchange Act). Grantee does not need prior authorization from the Company to make any such reports or disclosures and is not required to notify the Company that Grantee has made such reports or disclosures.
In addition, and notwithstanding the foregoing, the U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order.
3.    Vesting. Subject to the remaining terms and conditions of this Award, and provided the MSUs have not been forfeited as described in Section 2 above, the MSUs will be earned and vest as follows:
a.    Vesting Period. The MSUs will be earned and vest in accordance with the following schedule (the applicable date, the “MSU Vesting Date”):
i.    For purposes of vesting, the MSU grant shall be divided into three equal Tranches, each of which shall include one-third of the number of MSUs specified in Section 1 above. The MSUs shall vest only if the Share Price (as defined below) on the applicable MSU Vesting Date equals at least 60% of the Share Price on the Date of Grant. If this threshold condition is satisfied, MSUs shall vest to the extent provided in the following schedule:

(A) Tranche	(B) Target MSUs in Tranche	(C) MSU Vesting Date	(D) Payout Factor	(E) Number of MSUs Earned	(F) Performance Period

1	1/3 of Target Total MSUs	1st Anniversary of Date of Grant	Share Price on MSU Vesting Date divided by Share Price on Date of Grant	MSUs in Tranche (Column B) times Payout Factor (Column D)	12 months

2	1/3 of Target Total MSUs	2nd Anniversary of Date of Grant	Share Price on MSU Vesting Date divided by Share Price on Date of Grant	MSUs in Tranche (Column B) times Payout Factor (Column D)	24 months

3	1/3 of Target Total MSUs	3rd Anniversary of Date of Grant	Share Price on MSU Vesting Date divided by Share Price on Date of Grant	MSUs in Tranche (Column B) times Payout Factor (Column D)	36 months

For purposes of the table set forth above—

(A)    “Share Price” shall equal the average of the closing share price of the Company’s Common Stock on the MSU Vesting Date or Date of Grant, as applicable, and the thirty calendar days immediately preceding the MSU Vesting Date or Date of Grant. If there were no trades on the MSU Vesting Date or Date of Grant, the closing price on the most recent date on which there were trades and the thirty calendar days immediately preceding that date shall be used.

(B)    “Payout Factor” shall be rounded to the nearest hundredth (two places after the decimal), except that if the “Payout Factor” equals more than 2.00, the Payout Factor used in Column E shall be 2.00.
Any MSUs that fail to be earned pursuant to Section 3(a) shall be forfeited, subject to the special provisions set forth in Sections 3(b) through (d).

ii.    The period from the Date of Grant through the MSU Vesting Date set forth above is referred to as the “Restriction Period”. Any unvested MSUs shall be automatically forfeited upon theGrantee’s termination of employment with Motorola Solutions or a Subsidiary prior to the applicable MSU Vesting Date for any reason other than those set forth in Sections 3(b) through (d) below. The Company will not be obligated to pay Grantee any consideration whatsoever for forfeited MSUs.
iii.     If, during the Restriction Period, the Grantee takes a Leave of Absence (as defined in Section 20 below) from Motorola Solutions or a Subsidiary, the MSUs will continue to be subject to this agreement. If the Restriction Period expires while the Grantee is on a Leave of Absence, the Grantee will be entitled to the MSUs even if the Grantee has not returned to active employment.
b.    Change in Control. If a Change in Control of the Company occurs before the expiration of the Restriction Period and the successor corporation (or parent thereof) does not assume this Award or replace it with an economically equivalent award, then the MSUs shall fully vest on the date of such Change in Control; provided, further, that with respect to any Award that is assumed or replaced, such assumed or replaced awards shall provide that the Award shall be fully vested if Grantee’s employment is involuntarily terminated (for a reason other than “Cause”) or quits for “Good Reason” within 24 months of the Change in Control. Notwithstanding the formula in the table in Section 3(a)(i), regardless of whether the Award is assumed or replaced, the Payout Factor for any award treated under this Section 3(b) shall be deemed to equal 1 (one). For purposes of this paragraph, the terms “Change of Control”, “Cause” and “Good Reason” are defined in the Omnibus Plan.

c.    Total and Permanent Disability or Death. All unvested MSUs shall fully vest upon Grantee’s termination of employment with Motorola Solutions and its Subsidiaries due to Total and Permanent Disability (as defined in Section 20 below) or death before the expiration of the Restriction Period. Notwithstanding the formula in the table in Section 3(a)(i), if the Award vests pursuant to this Section 3(c), the Payout Factor shall be deemed to equal 1 (one).
d.    Certain Terminations of Employment. In the case of (i) a Termination due to a Divestiture (as defined in Section 20 below), (ii) Grantee’s termination of employment by Motorola Solutions or a Subsidiary for reasons other than for Serious Misconduct (as defined in Section 20 below), or (iii) Retirement (as defined in Section 20 below), in each case, before the expiration of the Restriction Period, and if the MSUs have not been forfeited as described in Section 2 above, then the MSUs shall vest and be paid (subject to performance through each of the applicable MSU Vesting Dates) on a pro rata basis with respect to each unexpired Tranche for each of the Performance Periods in an amount equal to (A) the target number of MSUs subject to this Award in each unexpired Tranche, multiplied by (B) a fraction, the numerator of which is the number of completed full months of service by the Grantee from the Date of Grant to the employee’s date of termination and the denominator of which is the number of months in the Performance Period for the applicable unexpired Tranche. Notwithstanding the formula in the table in Section 3(a)(i), the Payout Factor for a payment pursuant to this Section 3(d) shall be equal to the Share Price on the MSU Vesting Date for the applicable unexpired Tranche(s) divided by the Share Price on the Date of Grant.
4.     Delivery of Certificates or Equivalent.
a.    Upon the vesting of the applicable MSUs described in Section 3 above (but in no event later than March 15 of the year following the end of the applicable Performance Period), the Company shall, at its election, either: (i) establish a brokerage account for the Grantee and credit to that account the number of shares of Common Stock of the Company equal to the number of MSUs that have vested; or (ii) deliver to the Grantee a certificate representing a number of shares of Common Stock equal to the number of MSUs that have vested.
b.    Subject to Sections 4(c) and 22, the actions contemplated by clauses (i) and (ii) above shall occur within 60 days following the date that the applicable MSUs vested.
c.    The performance goals contained in Section 3 hereof are meant to constitute Performance Criteria as defined in the Omnibus Plan and are subject to the provisions of the Omnibus Plan applicable to Performance Criteria. Except for amounts payable pursuant to Sections 3(b) and (c), no amounts will be paid for a Tranche under this Award prior to the Compensation Committee certifying achievement of the relevant Performance Criteria contained herein applicable to such Tranche.
5.    Whole Shares. All Awards shall be paid in whole shares of Common Stock; no fractional shares shall be credited or delivered to Grantee.
6.    Adjustments. The MSUs shall be subject to adjustment as provided in Section 15 of the Omnibus Plan.
7.    Dividends. No dividends (or dividend equivalents) shall be paid with respect to unvested MSUs credited to the Grantee’s account.
8.    Withholding Taxes. The Company is entitled to withhold applicable taxes for the respective tax jurisdiction attributable to this Award or any payment made in connection with the MSUs. With respect to a Grantee who is not subject to Section 16 of the Exchange Act at the time applicable taxes are assessed the Company, in its sole discretion, may satisfy its tax withholding responsibilities, in whole or in part, by either (a) electing to withhold a sufficient number of shares of Common Stock otherwise deliverable in connection with the applicable vesting MSUs, the Fair Market Value of which shall be determined on the applicable MSU Vesting Date in accordance with Section 20 below, to satisfy the Grantee’s statutory tax withholding obligation or (b) requiring the Grantee to pay, by cash or certified check, the amount necessary to satisfy the Grantee’s statutory tax withholding obligation. With respect to a Grantee who is subject to Section 16 of the Exchange Act at the time applicable taxes are assessed, such Grantee may satisfy any statutory withholding obligation, in whole or in part, by either (i) electing to have the Company withhold a sufficient number of shares of Common Stock otherwise deliverable in connection with the applicable vesting MSUs, the Fair Market Value of which shall be determined on the applicable MSU Vesting Date in accordance with Section 20 below, to satisfy such Grantee’s statutory tax withholding obligation or (ii) paying, by cash or certified check, the amount necessary to satisfy such Grantee’s statutory tax withholding obligation.
9.    Voting and Other Rights.
a.    Grantee shall have no rights as a stockholder of the Company in respect of the MSUs, including the right to vote and to receive cash dividends and other distributions until delivery of a certificate or equivalent representing shares of Common Stock in satisfaction of the MSUs.

b.    The grant of MSUs does not confer upon Grantee any right to continue in the employ of the Company or a Subsidiary (as defined in Section 20 below) or to interfere with the right of the Company or a Subsidiary, to terminate Grantee’s employment at any time.
10.    Funding. No assets or shares of Common Stock shall be segregated or earmarked by the Company in respect of any MSUs awarded hereunder. The grant of MSUs hereunder shall not constitute a trust and shall be solely for the purpose of recording an unsecured contractual obligation of the Company.
11.    Nature of Award. By accepting this agreement, the Grantee acknowledges his or her understanding that:
a.     the grant of MSUs under this agreement is completely at the discretion of Motorola Solutions, and that Motorola Solutions’ decision to make this Award in no way implies that similar awards may be granted in the future or that Grantee has any guarantee of future employment;
b.     neither this nor any such grant shall interfere with Grantee’s right or the Company’s right to terminate such employment relationship at any time, with or without cause, to the extent permitted by applicable laws and any enforceable agreement between Grantee and the Company;
c.     Grantee has entered into employment with Motorola Solutions or a Subsidiary (as defined in Section 20 below) upon terms that did not include this Award or similar awards, that his or her decision to continue employment is not dependent on an expectation of this Award or similar awards, and that any amount received under this Award is considered an amount in addition to that which the Grantee expects to be paid for the performance of his or her services;
d.     Grantee’s acceptance of this Award is voluntary; and
e.     the Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments, notwithstanding any provision of any compensation, insurance agreement or benefit plan to the contrary.

12.    Acknowledgements. Except with respect to the subject matter of subparagraphs 2(b)(i) through (v) and Sections 18 and 19 hereof, this agreement is the entire agreement with the Company. No waiver of any breach of any provision of this agreement by the Company shall be construed to be a waiver of any succeeding breach or as a modification of such provision. The provisions of this agreement shall be severable and in the event that any provision of this agreement shall be found by any court as specified in Section 19 below to be unenforceable, in whole or in part, the remainder of this agreement shall nevertheless be enforceable and binding on the parties. Grantee hereby agrees that the court may modify any invalid, overbroad or unenforceable term of this agreement so that such term, as modified, is valid and enforceable under applicable law. Further, by accepting any Award under this agreement, Grantee affirmatively states that she or he has not, will not and cannot rely on any representations not expressly made herein.
13.    Motorola Solutions Assignment Rights. Motorola Solutions shall have the right to assign this agreement, which shall not affect the validity or enforceability of this agreement. This agreement shall inure to the benefit of assigns and successors of Motorola Solutions.

14.    Waiver. The failure of the Company to enforce at any time any provision of this agreement shall in no way be construed to be a waiver of such provision or any other provision hereof.
15.    Actions by the Compensation Committee. The Compensation Committee may delegate its authority to administer this agreement. The actions and determinations of the Compensation Committee or its delegate shall be binding upon the parties.
16.    Agreement Following Termination of Employment.
a.    Grantee agrees that upon termination of employment with Motorola Solutions or a Subsidiary (as defined in Section 20 below), Grantee will immediately inform Motorola Solutions of: (i) the identity of any new employer (or the nature of any start-up business or self-employment); (ii) Grantee’s new title; and (iii) Grantee’s job duties and responsibilities.
b.     Grantee hereby authorizes Motorola Solutions or a Subsidiary to provide a copy of this agreement to Grantee’s new employer. Grantee further agrees to provide information to Motorola Solutions or a Subsidiary as may from time to time be requested in order to determine his or her compliance with the terms hereof.
17.    Consent to Transfer Personal Data. By accepting this award, Grantee voluntarily acknowledges and consents to the collection, use, processing and transfer of personal data as described in this Section. Grantee is not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect Grantee’s ability to participate in the Omnibus Plan. Motorola Solutions, its Subsidiaries and Grantee’s employer hold certain personal data about the Grantee, that may include his/her name, home address and telephone number, date of birth, social security number or other employee identification number, salary grade, hire date, salary, nationality, job title, any shares of stock held in Motorola Solutions, or details of all MSUs or any other entitlement to shares of stock awarded, canceled, purchased, vested, or unvested, for the purpose of managing and administering the Omnibus Plan (“Data”). Motorola Solutions and/or its Subsidiaries will transfer Data among themselves as necessary for the exclusive purpose of implementation, administration and management of Grantee’s participation in the Omnibus Plan, and Motorola Solutions and/or any of its Subsidiaries may each further transfer Data to any third parties assisting Motorola Solutions in the implementation, administration and management of the Omnibus Plan. Data also may also be shared with the Company’s information technology and human resources service providers, with its legal and professional advisors and with governmental authorities, including taxation authorities. These recipients may be located throughout the world, including the United States. Grantee understands that if Grantee resides outside the United States or in the state of California, Grantee may request a list with the names and addresses of any recipients of Data by contacting Grantee’s human resources representative. The Company has entered into written contracts with its third party service providers to process Grantee’s Data pursuant to the Company’s instructions. The Company does not sell Grantee’s Data. The Company also does not share Grantee’s Data with other recipients other than as stated in this agreement. Grantee authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Grantee’s participation in the Omnibus Plan, including any requisite transfer of such Data as may be required for the administration of the Omnibus Plan and/or the subsequent holding of shares of stock on the Grantee’s behalf to a broker or other third party with whom the Grantee may elect to deposit any shares of stock acquired pursuant to the Omnibus Plan. Grantee understands that Data will be held only as long as is necessary and in accordance with applicable law to implement, administer and manage Grantee’s participation in the Omnibus Plan. Grantee understands that if Grantee resides outside the United States or in the state of California, Grantee may, at any time, review Data, request any necessary amendments or corrections to it or withdraw the consents herein in writing by contacting Motorola Solutions; however, withdrawing consent may affect the Grantee’s ability to participate in the Omnibus Plan. The Company does not discriminate against Grantee for exercising Grantee’s rights with respect to Grantee’s Data. If Grantee works or resides in the state of California, Grantee acknowledges that Grantee has read the Motorola Solutions U.S. Personnel Privacy Notice available on the Motorola Solutions website at [_____].
18.    Remedies for Breach. Grantee hereby acknowledges that the harm caused to the Company by the breach or anticipated breach of subparagraphs 2(b)(i), (ii), (iii), (iv) and/or (v) of this agreement will be irreparable and further agrees the Company may obtain injunctive relief against the Grantee in addition to and cumulative with any other legal or equitable rights and remedies the Company may have pursuant to this agreement, any other agreements between the Grantee and the Company for the protection of the Company’s Confidential Information (as defined in Section 20 below) or law, including the recovery of liquidated damages. Grantee agrees that any interim or final equitable relief entered by a court of competent jurisdiction, as specified in Section 19 below, will, at the request of the Company, be entered on consent and enforced by any such court having jurisdiction over the Grantee. This relief would occur without prejudice to any rights either party may have to appeal from the proceedings that resulted in any grant of such relief.
19.    Governing Law. All questions concerning the construction, validity and interpretation of this Award shall be governed by and construed according to the law of the State of Illinois without regard to any state’s conflicts of law principles. Any disputes regarding this Award or agreement shall be brought only in the state or federal courts of Illinois.
20.    Definitions. Any capitalized terms used herein that are not otherwise defined below or elsewhere in this agreement shall have the same meaning provided under the Omnibus Plan.
a.    “Confidential Information” means information concerning the Company and its business that is not generally known outside the Company, and includes (i) intellectual property; (ii) the Company’s methods of operation and Company processes; (iii) information regarding the Company’s present and/or future products, developments, processes and systems, including invention disclosures and patent applications; (iv) information on customers or potential customers, including customers’ names, sales records, prices, and other terms of sales and Company cost information; (v) Company personnel data; (vi) Company business plans, marketing plans, financial data and projections; and (vii) information received in confidence by the Company from third parties. Information regarding products, services or technological innovations in development, in test marketing or being marketed or promoted in a discrete geographic region, which information the Company or one of its affiliates is considering for broader use, shall be deemed not generally known until such broader use is actually commercially implemented.
b.    “Fair Market Value” for this purpose shall be the closing price for a share of Common Stock on the applicable MSU Vesting Date, as reported for the New York Stock Exchange Composite Index in the Wall Street Journal at www.wsj.com. In the event the New York Stock Exchange is not open for trading on the applicable MSU Vesting Date, or if the Common Stock does not trade on such day, Fair Market Value for this purpose shall be the closing price of the Common Stock on the last trading day prior to the applicable MSU Vesting Date.
c.    “Leave of Absence” means an approved leave of absence from Motorola Solutions or a Subsidiary from which the Grantee has a right to return to work, as determined by Motorola Solutions.
d.    “Retirement” means the Grantee’s voluntary termination of employment prior to the end of the Restriction Period (i) at or after age 55 with at least 10 years of service, (ii) at or after age 60 with at least 5 years of service, or (iii) at or after age 65.

e.    “Serious Misconduct” for purposes of this agreement means any misconduct identified as a ground for termination in the Motorola Solutions Code of Business Conduct, or the human resources policies, or other written policies or procedures.
f.    “Subsidiary” is any corporation or other entity in which a 50 percent or greater interest is held directly or indirectly by Motorola Solutions and which is consolidated for financial reporting purposes.
g.    “Termination due to a Divestiture” for purposes of this agreement means if Grantee accepts employment with another company in direct connection with the sale, lease, outsourcing arrangement or any other type of asset transfer or transfer of any portion of a facility or any portion of a discrete organizational unit of Motorola Solutions or a Subsidiary, or if Grantee remains employed by a Subsidiary that is sold (a “Divestiture”).
h.    “Total and Permanent Disability” means for: (i) U.S. employees: entitlement to long term disability benefits under the Motorola Solutions Disability Income Plan, as amended and any successor plan or a determination of a permanent and total disability under a state workers compensation statute; or for (ii) Non-U.S. employees: as established by applicable Motorola Solutions policy or as required by local regulations.
21.    Non-U.S. Employees/Repatriation of payments. As a condition to this Award, Grantee agrees to repatriate all payments attributable to the MSUs acquired under the Omnibus Plan in accordance with Grantee’s local foreign exchange rules and regulations. In addition, Grantee also agrees to take any and all actions, and consents to any and all actions taken by the Company and its local Subsidiaries, as may be required to allow the Company and its local Subsidiaries to comply with local foreign exchange rules and regulations.
22. 409A Compliance Applicable Only to Grantees Subject to U.S. Tax. Notwithstanding any provision in this Award to the contrary, if the Grantee is a “specified employee” (certain officers of Motorola Solutions within the meaning of Treasury Regulation Section 1.409A-1(i) and using the identification methodology selected by Motorola Solutions from time to time) on the date of the Grantee’s termination of employment, any payment which would be considered “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), that the Grantee is entitled to receive upon termination of employment and which otherwise would be paid or delivered during the six month period immediately following the date of the Grantee’s termination of employment will instead be paid or delivered on the earlier of (a) the first day of the seventh month following the date of the Grantee’s termination of employment and (b) the Grantee’s death. Notwithstanding any provision in this Award that requires the Company to pay or deliver payments with respect to MSUs that would be considered “nonqualified deferred compensation” within the meaning of Section 409A of the Code upon vesting (or within 60 days following the applicable MSU Vesting Date) if the event that causes the applicable MSUs to vest is not a permissible payment event as defined in Section 409A(a)(2) of the Code, then to the extent necessary to avoid penalties under Section 409A of the Code, the payment with respect to such MSUs will instead be paid or delivered on the earliest of (i) the specified date of payment or delivery originally provided for such MSUs, (ii) the date of the Grantee’s termination of employment (subject to any delay required by the first sentence of this paragraph), (iii) the date of a Change in Control of the Company that constitutes a “change in ownership,” a “change in effective control,” or a “change in the ownership of a substantial portion of the assets” of the Company under Section 409A(a)(2)(A)(v) of the Code, and (iv) the date of the Grantee’s death. Payment shall be made within 60 days following the applicable payment date. For purposes of determining the time of payment or delivery of any payment the Grantee is entitled to receive upon termination of employment, the determination of whether the Grantee has experienced a termination of employment will be determined by Motorola Solutions in a manner consistent with the definition of “separation from service” under the default rules of Section 409A of the Code.

23.    Plan Documents. The Omnibus Plan and the Prospectus for the Omnibus Plan are available on the Motorola Solutions website at [_____]. If you do not have access to the website, please contact Global Rewards Equity Administration, Motorola Solutions, Inc., 500 W. Monroe Street, Chicago, Illinois 60661 U.S.A. to request Omnibus Plan documents.